Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Expands Strategic Restructuring Program;

Now Expects To Achieve Approximately $125 Million

in Annual Savings

Company Provides Update for Second Quarter 2009

New York, NY, July 30, 2009 – AnnTaylor Stores Corporation (NYSE: ANN) today said that it is expanding its previously announced restructuring initiatives and taking further actions to reduce the Company’s cost structure and improve profitability. These actions build upon the Company’s multi-year strategic restructuring program that was first announced in January 2008. The Company also provided an update on its expectations for the second quarter period ending August 1, 2009.

Based on the expanded program, the Company now expects to generate ongoing annualized savings totaling approximately $125 million over the three-year program period ending in fiscal 2010, compared to the $85-$95 million in savings previously anticipated. Approximately $40 million of these savings were generated in fiscal 2008, an incremental $60 million are expected to be realized in the current fiscal year, and the remainder are expected in fiscal 2010.

Kay Krill, Ann Taylor President and Chief Executive Officer stated, “Since we began our strategic restructuring program in January 2008, our goal has been to build a more effective and efficient operational foundation that supports future growth and improved profitability over the long term. In light of the current environment, and encouraged by the process improvements and efficiencies we have achieved to-date, we have now identified additional opportunities to further reduce our SG&A cost structure, while improving our efficiency and profitability. These additional steps are expected to generate approximately $30 million in incremental annualized savings over our previous range. At the same time, we continue to be focused on delivering compelling product and exceptional value to our clients.”

The actions announced today include, among other things, further right-sizing of the Company’s corporate and divisional organization, changes to our field staffing, expansion of the Company’s strategic non-merchandise procurement initiative, and further optimization of the Company’s real estate portfolio.

Total pre-tax restructuring costs associated with the Company’s multi-year program are now expected to be in the range of $130-$140 million, approximately $92 million of which have already been incurred. These costs include the $95-100 million previously anticipated under the program, plus incremental one-time costs of approximately $35-$40 million. Of these incremental costs, the majority of which are expected to be incurred in the second quarter of 2009, approximately $20-25 million are expected to be non-cash costs related to the optimization of our real estate portfolio and approximately $15 million are expected to be cash costs associated primarily with the further streamlining of the organization.

Update on Second Quarter Expectations

With respect to the second quarter ended August 1, 2009, the Company indicated that it expects to report sales of approximately $470 million. Comparable store sales for the second quarter 2009 will continue to reflect weakness, primarily at the Ann Taylor division.

The Company anticipates its gross margin rate for the second quarter to be in line with the gross margin rate achieved in the second quarter of 2008, while selling, general and administrative expenses are expected to reflect a slight improvement versus the previous outlook of $245 million.

As a result of stronger-than-expected sales and continued cost savings related to its strategic restructuring program, the Company expects its second-quarter earnings per diluted share, excluding restructuring and non-cash impairment costs, to be slightly better than breakeven.

The Company noted that it expects to close the fiscal second quarter with cash and cash equivalents totaling approximately $125 million, excluding any borrowings under its revolving credit facility, compared with the $112 million and $74 million in cash and cash equivalents reported at fiscal year-end 2008 and fiscal first quarter-end 2009, respectively, on the same basis.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 939 Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of May 2, 2009, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Investor Contact:	Press Contact:

Judith Pirro	Wendi Kopsick
Director, Investor Relations	Kekst and Company Incorporated
Ann Taylor Stores Corporation	212-521-4867
212-541-3300 ext. 3598

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected;

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program;

•	general economic conditions and the current financial crisis, including the effect on the Company’s liquidity and capital resources, and a downturn in the retail industry;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•

continuation of lowered levels of consumer spending, changes in levels of store traffic, lowered levels of consumer confidence and higher levels of unemployment resulting from the worldwide economic downturn;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•	the Company’s ability to realize deferred tax assets and the effect of external economic factors on the Company’s future funding obligations for its defined benefit pension plan;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels;

•

the Company’s ability to manage the profitability of its existing stores, effectively renew or re-negotiate the terms of existing store leases, or locate new store sites or negotiate favorable lease terms for additional stores;

•	risks associated with the bankruptcy or significant deterioration of one or more of our major national retail landlords;

•	the Company’s ability to predict accurately client fashion preferences;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the imposition of legislation relating to import quotas or other possible trade law or import restrictions;

•

risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured and supplier inability to obtain adequate credit or access to liquidity to finance operations;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•

the potential impact of natural disasters and public health concerns, including severe infectious diseases, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.